EXHIBIT 10.1

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Agreement”) made this 30th day of August, 2017, by and between Cynthia Smith (“Employee”), an individual, and MetaBank (“Bank”), a corporation.

WHEREAS, Bank has decided to terminate Employee’s employment with Bank effective on August 15, 2017; and

WHEREAS, the purpose of this Agreement is to provide certain benefits to Employee following termination of employment in exchange for a covenant not to sue and general release of all claims against Bank; and

WHEREAS, by executing this Agreement, Bank does not admit that Employee possesses a legally valid claim or potential claim.  Without admitting wrongdoing or liability, Bank desires to enter into this Agreement to put to rest all potential controversies between the parties and to avoid the costs and expenses associated with defending any such claims or controversies;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Employee and Bank agree as follows:

1.          TERMINATION.  Employee’s termination of employment is effective on August 15, 2017 (the “Termination Date”).   Bank shall pay Employee the Employee’s normal compensation through the Termination Date.

2.          SEVERANCE.  In consideration of a fully enforceable Severance and General Release Agreement and other promises made by Employee as set forth herein, Bank will pay Employee the amount of Eight Hundred Fifteen Thousand Dollars ($815,000.00) payable in two equal installments of Four Hundred Seven Thousand Five Hundred Dollars ($407,500.00), less standard withholding and deductions elected by Employee or required by applicable law, with the first payment made the later of September 2017 or at least eight (8) days after Bank’s receipt of this executed Agreement, and the second payment will be made in January 2018 (provided Employee does not revoke Employee’s acceptance of the Agreement during the Revocation Period as provided in Paragraph 13).  Employee acknowledges that the above Severance is over and above any sums payable to Employee as a result of the cessation of the employment relationship with the Bank.

If Employee elects to continue participating in Bank’s group medical plan pursuant to rights which accrue under the Comprehensive Omnibus Reconciliation Act of 1985 as amended (COBRA) following the Termination Date, then as further consideration to Employee, and provided Employee does not exercise her right of rescission under Section 13 herein, Bank will subsidize Employee’s group medical premiums, as set forth in Section 3 below.

3.          EMPLOYEE BENEFITS.  Bank will continue to provide Employee all regular employee benefits up to the Termination Date.  Employee may be eligible to continue coverage under Bank’s group health insurance plan, and any other plans, to the extent required under COBRA.  Coverage under the COBRA plan[s] shall be in accordance with the terms of the plan[s] as such may be amended from time to time.

Employee will receive, under separate cover, information regarding the process of continuing her health insurance by making a federal COBRA continuation election, and she may elect to continue such benefits in accordance with COBRA requirements following the Termination Date.  If following the Termination Date Employee elects to and does continue participation in the Bank-sponsored group medical plan under COBRA, Bank will pay premiums for such coverage on the terms and conditions set forth in the following paragraph.

Except as otherwise set forth in this paragraph, Bank will be obligated to pay the premiums for medical coverage until the earlier of September 30, 2018, or the date on which Employee is no longer eligible for COBRA coverage, at the level of coverage that Employee had as of the Termination Date.  If Employee reduces the level of coverage under the plan (e.g., from family to single), Bank will pay premiums only for reduced coverage for the remainder of the time period set forth above and will not increase that amount if Employee later increases the level of coverage under the plan.  Bank will continue to subsidize the COBRA continuation coverage as set forth in this Section 3 only so long as Employee is otherwise entitled to COBRA coverage.  Employee shall promptly notify Bank if Employee becomes eligible for any other group coverage or if Employee otherwise becomes ineligible for COBRA coverage.  After the time that Bank ceases to pay for the COBRA coverage, Employee may choose to continue such coverage as permitted under COBRA at Employee’s own expense for the remaining months (if any) of the applicable COBRA continuation period.  The parties agree that the group medical premium payments contemplated by this Agreement are not intended to and do no create a retiree health plan covering any other employees.

4.          TRANSITION.  The Employee shall use her reasonable best efforts to assist the Bank in the transition of current and pending Bank matters involving Employee’s workload. Employee will provide not more than 40 hours of consulting services, with Bradley C. Hanson, or his designee, as needed for the transition of work during the 30 day period following execution of this agreement.

5.          CONFIDENTIALITY/NON-DISPARAGEMENT.  Employee agrees that the terms and conditions of the Agreement shall remain confidential as and between the parties, and Employee shall not disclose them to any other person.  Without limiting the generality of the foregoing, Employee will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to the execution of this Agreement or the events including any negotiations which led to its execution.  Without limiting the generality of the foregoing, Employee specifically agrees that Employee shall not disclose information regarding this Agreement to any current or former employee of Bank.  Without limiting the foregoing, Employee may disclose the monetary aspects of this Agreement to Employee’s spouse, attorneys or financial advisors provided Employee informs them of this confidentiality provision.  Employee hereby agrees that disclosure of any terms or the conditions of the Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.  Employee further agrees that Employee will not make disparaging, uncomplimentary or negative remarks about Bank, its products, business affairs or employees.  Employee expressly agrees that Employee’s violation of this Section 5 relating to confidentiality/non-disparagement shall entitle Bank to any and all rights and remedies available at law or in equity.

6.          REFERENCE INQUIRY.  It is mutually agreed that, if inquiry is made by third parties concerning Employee, Bank is authorized to state only Employee’s title and dates of employment, unless provided written authorization by Employee to release further information.

7.          DENIAL OF ANY VIOLATION – AGREEMENT NOT EVIDENCED.  Bank expressly denies any violation of its policies, procedures, contractual obligations, or state or federal laws or regulations.  Accordingly, while this Agreement resolves all issues between Bank and Employee relating to any alleged violation of Bank policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as an admission by Bank of any violation of its policies, state or federal laws, or regulations.  Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceedings as evidence of or an admission by Bank of any violation of its policies, procedures, state or federal laws.  This Agreement may be introduced, however, in any proceeding to enforce the Agreement.  Such introduction shall be pursuant to an order protecting its confidentiality.

8.          GENERAL RELEASE AND DISCHARGE.  Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, Employee on behalf of Employee and Employee’s decedents, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Bank and its parent, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and  successors, past and present and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee now owns or holds or has at any time heretofore owned or held as against said Releasees, arising out of or any way connected with Employee’s employment relationship with Bank or the termination of Employee’s employment or any other transactions, occurrence, actions, omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission, by or on the part of said releases, or any of them, committed or omitted prior to the date of this Agreement.

Employee specifically understands and agrees that this waiver, release and discharge includes:

(a)	All claims arising under federal, state or local laws prohibiting employment discrimination such as, without limitation,

i.	The Age Discrimination in Employment Act (ADEA);
ii.	The Older Workers Benefit Protection Act (OWBPA);
iii.	Title VII of the Civil Rights Act of 1964;
iv.	The Civil Rights Act of 1991;
v.	The Americans With Disabilities Act, as amended (ADA);
vi.	The Equal Pay Act;
vii.	The Family and Medical Leave Act;
viii.	The Worker’s Adjustment and Retraining Notification Act (WARN);
ix.	The Occupational Safety and Health Act;
x.	The South Dakota Human Relations Act and the fair employment practices laws of the state or states in which Employee has been employed by Bank or any of its subsidiaries or other affiliates;

(b)          Claims for breach of contract, either express or implied;

(c)	Claims for personal injury, harm or damages, whether intentional or unintentional;

(d)	Claims growing out of any legal restrictions on the right to terminate Employee, including any claim for wrongful discharge;

(e)	Claims for benefits including, without limitation, those arising under Employees’ Retirement Income Security Act of 1974;

(f)	For any other work related claim that may arise from or may be related to her employment, up to and through the date of this Agreement; and

Employee agrees not to litigate any such claims except for breach or validity of this Agreement. Bank and Employee agree that by entering into this Agreement, Employee does not waive claims that may arise after the date the Agreement is executed or any claim for any vested rights under any applicable pension plan.

 Employee represents and warrants that Employee has been paid all wages due and owing from Bank, including but not limited to overtime, in accordance with the Fair Labor Standards Act, and has received any and all benefits for which Employee would be eligible under the Family and Medical Leave Act.

9.          BUSINESS INFORMATION – CONFIDENTIALITY.  Employee acknowledges that by reason of Employee’s position with Bank, Employee had access to trade secrets and other non-public information relating to MetaBank or its affiliates, including without limitation:  any MetaBank proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of MetaBank), prices and costs, markets, software, developments, inventions, protocols, interfaces, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering materials, hardware configuration information, marketing data, licenses, finances, budgets or other business information disclosed by MetaBank either directly or indirectly in writing, orally or by drawings or observation of parts or equipment (the “Confidential Information”); provided, however, that Confidential Information does not include information that is publicly available or generally known in the industry through no fault or misconduct of Employee.

Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to MetaBank and/or its affiliates and MetaBank derives economic benefits from maintaining such information confidential.  Employee shall (i) hold the Confidential Information in the strictest confidence and take all reasonable precautions to prevent the inadvertent disclosure of Confidential Information to any unauthorized individual or entity; and (ii) not disclose or use the Confidential Information.  This restriction shall remain in effect for so long as the information at issue falls within the definition of Confidential Information.

10.          RETURN OF CONFIDENTIAL MATERIALS.  Employee shall return to Bank and shall not take or copy in any form or manner any Confidential Materials and information, including all originals and copies, whether in paper or computer stored form.

11.          PAYMENT OF TAXES.  Employee agrees that Employee shall be exclusively liable for the payment of all federal and state taxes which may result from the payments contemplated by this Agreement.  Employee acknowledges that Bank and/or its attorneys do not make and have not made any representations regarding the taxability of the payments.

12.          RIGHT TO CONSULT WITH ATTORNEY.  Employee acknowledges that Employee has a right to consult with an attorney or any other advisor, counselor or consultant of Employee’s choosing prior to signing this Agreement and that Employee is hereby advised in writing to consult with an attorney prior to executing this Agreement.

13.          WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990.  Notwithstanding anything in this Agreement to the contrary, Employee understands this voluntary waiver releases Bank of any and all claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act of 1990 (OWBPA) and that Employee has been given twenty-one (21) days to sign this Agreement after it has been received in order to consider all its terms fully.    Employee may revoke Employee’s acceptance of this Agreement at any time within seven (7) days following execution of this Agreement and the Agreement shall not become effective or enforceable until expiration of this seven (7) day period (the “Revocation Period”).  Should Employee revoke this Agreement during the Revocation Period, this entire Agreement shall be deemed null and void.  This waiver does not apply to rights or claims under the ADEA and OWBPA that may arise after the date the waiver is executed.  If Employee desires to revoke this Agreement, revocation may be made by a written revocation delivered to Ian Stromberg, SVP HR & Administration, MetaBank, 5501 South Broadband Lane, Sioux Falls, SD  57108.

14.          DEADLINE TO EXECUTE AND DELIVER AGREEMENT.  This Agreement shall be null and void and have no force and effect if not executed and delivered by Employee to Ian Stromberg, SVP HR & Administration, MetaBank, 5501 South Broadband Lane, Sioux Falls, SD  57108 on or before September 5, 2017.

15.          EMPLOYEE ACKNOWLEDGMENTS.  Prior to signing this Agreement, Employee acknowledges that Employee read and carefully considered this Agreement, and had an opportunity to ask questions about it, to discuss this Agreement with Employee’s attorney, advisor, counselor, consultant or other person of Employee’s choosing.  Employee acknowledges that Employee is signing this Agreement freely and voluntarily.  Employee acknowledges receiving a copy of this Agreement on August 15, 2017.

16.          COMPLETE AGREEMENT.  This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment, voluntary resignation from the same, and the other subject matters addressed herein between the parties.  It is intended by the parties as a complete and exclusive statement of the terms of the Agreement.  It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is a fully integrated agreement.

17.          SEVERABILITY AND INVALID PROVISIONS.  If any provision of this Agreement or the application hereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end, the provisions of this Agreement are declared to be severable.

18.          CHOICE OF LAW / CONSENT TO JURISDICTION.  This Agreement shall be deemed to have been executed and delivered from the State of South Dakota, and the rights of obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of South Dakota without regard to the principles of conflicts of law.  Employee agrees that any lawsuit arising directly or indirectly or otherwise in connection with, out of or related to this Agreement may be litigated only in the courts whose situs is within the State of South Dakota, and Employee specifically waives any right Employee may have to transfer or change venue of any such litigation, and hereby consents and submits to the jurisdiction of any courts located within the State of South Dakota.

19.          JOINT PREPARATION OF AGREEMENT.  Each party has cooperated in drafting the preparation of this Agreement.  Hence, any construction to be made of this Agreement shall not be construed against any party on the basis that the party was the drafter.

20.          WAIVER OF BREACH – EFFECT.  No waiver of any breach of any term or provision of this Agreement shall be construed to be nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

21.          FURTHER EXECUTIONS.  All parties agree to cooperate fully and to execute any and all supplementary documents to make all additional actions that may be necessary or appropriate to give full force to the basic terms intended of this Agreement which are not inconsistent with its terms.

22.          HEADINGS NOT BINDING.  The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part or a term of this Agreement.

23.          AT WILL EMPLOYMENT. By signing below, Bank and Employee agree that Employee was free to terminate employment with Bank at will, without cause, and Bank was free to terminate the employment of Employee, at will, without cause.

24.          STATUS DURING SEVERANCE BENEFIT PERIOD. Commencing with the Termination Date, Employee shall cease to be an employee of Bank for any purpose. The payment of Severance under this Agreement shall be payments to a former employee.

I have read the foregoing Agreement, I accept and agree to the provisions it contains, and hereby execute it voluntarily with full understanding of its consequences.

Executed this 30th day of August, 2017.

/s/ Cynthia M. Smith	/s/ Bradley C. Hanson
Employee	Bradley C. Hanson
President, Meta Financial Group
President, MetaBank